Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements on Form S-3 related to the Shelf Registration dated December 11, 1997 (File No. 333-42049), Form S-3 related to the Shelf Registration dated May 26, 2000 (File No. 333-37922) and Form S-3 related to the Shelf Registration dated May 16, 2003 (File No. 333-105329) of Colonial Realty Limited Partnership of our report dated January 17, 2003, except for Notes 3 and 17, as to which the date is September 13, 2003 relating to financial statements and financial statement schedules, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Birmingham, Alabama
October 9, 2003